                                                                         EXHIBIT 5

November 24, 2004

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:     EVCI Career Colleges Holding Corp. Form S-8

Ladies and Gentlemen:

As general counsel to EVCI Career Colleges Holding Corp., a Delaware corporation (“EVCI”), I have been requested to render this opinion for filing as Exhibit 5 to EVCI’s Registration Statement on Form S-8 (the “Registration Statement”). Each term used herein shall have the meaning specified in the Registration Statement unless otherwise defined herein.

The Registration Statement covers (i) 1,200,000 shares of EVCI’s Common Stock which are issuable upon the exercise of options granted and that may be granted pursuant to EVCI’s Amended and Restated 2004 Incentive Stock Plan (the “Incentive Stock Plan”), (ii) 90,000 shares of EVCI’s Common Stock issuable upon exercise of options granted pursuant to a stock option agreement dated January 1, 2004, and (iii) 181,131 shares of EVCI’s Common Stock issuable upon exercise of options granted pursuant to stock option agreements dated July 27, 2004. The agreements referred to in the preceding clauses (ii) and (iii) are collectively, the “Agreements.”

I have examined the originals or photocopies or certified copies of such records of EVCI and other documents as I have deemed necessary or appropriate for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the shares of Common Stock which are issuable upon exercise of the options granted under the Incentive Stock Plan and the Agreements, when issued and or paid for in the manner contemplated under the Incentive Stock Plan and the Agreements, will be legally and validly issued, fully paid and nonassessable.

1 Van Der Donck Street, 2nd Floor, Yonkers, NY 10701 TEL (914) 623-0700 FAX (914) 964-8222
www.evcinc.com

United States Securities and Exchange Commission
November 24, 2004

Please note that I am the recipient of the options referred to in clause (ii) of the second paragraph of this opinion and options to purchase an additional 25,000 shares that were granted under the Incentive Stock Plan. Furthermore, I may, in the future, receive additional stock options or other awards under the Incentive Stock Plan.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

s/Joseph D. Alperin
Joseph D. Alperin
General Counsel